UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2013

Donegal Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15341	23-02424711
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania	17547
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 717-426-1931

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 7, 2013, Gregory M. Shepard (“Shepard”) delivered a letter dated that date (the “Shepard Letter”) jointly addressed to the Board of Directors of Donegal Group Inc. (“DGI”) and the Board of Directors of Donegal Mutual Insurance Company (“Donegal Mutual”). DGI incorporates by reference the text of the Shepard Letter contained in Amendment No. 18 to Schedule 13D/A that Shepard filed with the Securities and Exchange Commission on October 7, 2013.

At an October 17, 2013 meeting, the Board of Directors of DGI (the “DGI Board”) reviewed the proposal outlined in the Shepard Letter and the report of the DGI Board’s Special Committee. The Special Committee reported its conclusion that the proposal Shepard had made was illusory for a number of reasons, including Shepard’s failure to obtain all of the regulatory approvals Shepard would need to purchase any additional shares of DGI common stock. After discussion and due deliberation, the DGI Board then voted to approve the report of the Special Committee. The DGI Board determined to reject the proposal outlined in the Shepard Letter because the proposal is illusory and, accordingly, the Shepard proposal merits no further consideration by the DGI Board.

On October 24, 2013, DGI responded by letter to the Shepard Letter. The DGI response stated as follows:

“At a meeting of the Donegal Group Inc. Board of Directors (the “DGI Board”) held on October 17, 2013, the DGI Board considered the proposal contained in your letter dated October 7, 2013 to the DGI Board and the Donegal Mutual Insurance Company Board of Directors. In considering your proposal, the DGI Board relied upon and unanimously accepted the determination of the DGI Board’s Special Committee that your proposal was illusory because, among other reasons, you have failed to obtain all of the regulatory approvals necessary for you to purchase any additional shares of DGI common stock. Accordingly, the DGI Board has determined to reject your proposal.”

DGI attaches a copy of DGI’s October 24, 2013 letter to Shepard as Exhibit 99.1 to this Form 8-K report.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Letter dated October 24, 2013 from DGI to Gregory M. Shepard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONEGAL GROUP INC.

By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Senior Vice
President and Chief Financial Officer

Date: October 24, 2013